UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2008
PULTE HOMES, INC.
(Exact name of registrant as specified in its charter)

Michigan	1-9804	38-2766606

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (248) 647-2750
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On May 15, 2008, the shareholders of Pulte Homes, Inc. (“Pulte”) approved the Pulte Homes, Inc. 2008 Senior Management Incentive Plan (the “Incentive Plan”), which had been adopted by Pulte’s Board of Directors subject to shareholder approval. All officers of Pulte and its subsidiaries are eligible to be selected for participation in the Incentive Plan.
     Under the Incentive Plan, payments of awards to participating officers is subject to the attainment of specific performance goals established by the Compensation Committee of Pulte’s Board of Directors (the “Committee”) for each performance period, and other terms and conditions that may be established by the Committee. A participant may receive an award under the Incentive Plan based upon the achievement of an objective performance goal or goals using one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: earnings; earnings per share; earnings before interest and taxes (“EBIT”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); financial return ratios; return on equity; return on assets; total shareholder return; net income; pre-tax income; operating income; revenues; profit margin; cash flow(s); expense management; economic profit; customer satisfaction; mortgage capture rates; productivity; efficiency; employee retention; succession management; management of service and warranty costs; management of the cost of insurance claims; achievement of energy performance goals; measurable marketing effectiveness; or achievement of diversity goals. Each such goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units) or the past or current performance of other companies (or a combination of such past and current performance) and may include or exclude objectively determinable components of any performance goal, including, without limitation, special charges such as restructuring or impairment charges, gains on land sales below original basis, non-cash amortization, or tax refunds or payments. In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof.
     Upon attainment of the relevant performance goals, a participant will be eligible to receive an award determined pursuant to an objective formula or standard established at the same time the performance goals were established, unless the award is subject to other terms and conditions established by the Committee, including, as a condition to vesting, the continued employment of the participant for a specified period of time subsequent to the end of a performance period. The formula or standard may be based on an employee’s base salary at the time or immediately before the performance goals for such performance period were established or on other fixed and determinable measures. The award may be paid in cash or in common shares of Pulte, or partly in cash and partly in common shares. In all cases the Committee has the sole and absolute discretion to reduce the amount of any payment under the Incentive Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the Incentive Plan with respect to any performance period in excess of $15 million, which maximum amount will be prorated with respect to performance periods that are less than one year in duration.
     The Committee adopted the 2008 Annual Incentive Program (the “Annual Program”) under the Incentive Plan. Under the Annual Program, individual award opportunities were granted to participants based on the attainment of performance goals for Pulte’s fiscal year ending on December 31, 2008.
     The Committee also adopted the Long-Term Incentive Program (the “LTI Program”) under the Incentive Plan. Under the LTI Program, individual award opportunities are granted to participants based on the attainment of performance goals for the applicable performance period. The payment of any award earned by a participant based on the attainment of performance goals for the performance period consisting of Pulte’s fiscal year ending on December 31, 2008 is conditioned upon the continued employment of the participant by Pulte until December 31, 2010, at which time the award will vest and become payable. The award will vest and become payable at the target award level in the event that, prior to December 31, 2010, there is a change in control of Pulte or there is a termination of the participant’s employment due to the participant’s death or permanent disability. Also under the LTI Program, the participant is entitled to a prorated award based on the attainment of the financial performance measures and individual performance measures during the performance period in the event that, prior to December 31, 2010, the participant is terminated by the Company without cause.
     The foregoing summaries of the Incentive Plan and the LTI Program are qualified in their entirety by reference to the full text of the Incentive Plan and the LTI Program included as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

10.1	Pulte Homes, Inc. 2008 Senior Management Incentive Plan

10.2	Pulte Homes, Inc. Long-Term Incentive Program

10.3	Form of Pulte Homes, Inc. Long-Term Incentive Award Agreement

10.4	Form of Pulte Homes, Inc. 2008-2010 Grant Acceptance Agreement – Company Performance Measure

10.5	Form of Pulte Homes, Inc. 2008-2010 Grant Acceptance Agreement – Individual Performance Measures

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.
Date: May 20, 2008	By:	/s/ Steven M. Cook
		Name:	Steven M. Cook
		Title:	Vice President, General Counsel and Secretary

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